Exhibit 99.1

Lightspace Corporation Announces the Appointment of Joe Parkinson and
              Robert Giannini to the Board of Directors

    BOSTON--(BUSINESS WIRE)--Aug. 28, 2007--Lightspace Corporation, (OTC: LGTS) creators and leaders of lit interactive technologies, today announced the appointment of Joe Parkinson and Rob Giannini to the Board of Directors.

    Mr. Parkinson is chiefly known as the co-founder of semiconductor manufacturer, Micron Technology (NYSE:MU). Mr. Parkinson served as president and then as chairman and CEO of Micron for many years, beginning with the company's inception until his retirement in 1994 when the company's products and services included semiconductor memories, personal computers and custom manufacturing of a variety of high tech products. During his tenure at Micron, he also served as a board member of the Semiconductor Industry Association (including a year as chairman) and was a co-founding board member of the private-governmental research consortium, Sematech, expending over $200 million per year on research for the semiconductor industry. Since then, Mr. Parkinson has held leadership positions at a number of technology companies, including Chairman and CEO of 8x8, Inc. (NASDAQ:EGHT), where he guided the company through its IPO before stepping down in January 1998 and then as Chairman of the board from November 2000 to January 2004, as Vice Chairman from December 2003 to January 2004, and as CEO from January 2001 to February 2002. He was elected back on the board of 8x8 in April 2006 and continues to serve in that capacity plus as a part-time employee. He also serves as chairman of the private company, Jarbridge, Inc. in Boise, Idaho (pursuing intellectual property applicable to internet retail sales), and he serves on the board of First American Title Holding Company (owning and operating 47 title and escrow offices in Idaho and Montana). He served as a consultant for, and investor in, numerous small companies, including recent work related to semiconductor manufacturing in China.

    Mr. Parkinson received a B.A from Columbia College, a J.D. from Tulane University School of Law, and an L.L.M. (in Taxation) from New York University School of Law.

    Mr. Parkinson has a history of serving in education. In addition to teaching math and coaching basketball teams at a small high school in Donaldsonville, Louisiana, he taught business and tax courses as an assistant professor at Tulane University School of Law and as a visiting assistant professor at New York University School of Law in the tax program. Mr. Parkinson currently serves on the Board of Tulane University in New Orleans, Louisiana. He has served on the boards of a number of charities and public institutions, including the Idaho State Board of Education (overseeing all public colleges and K-12 in Idaho), Idaho Health Facilities Authority (providing tax exempt financing for hospitals in Idaho), Red Cross of Idaho, Boise State University Foundation, Boise Philharmonic and Idaho Diabetes Association.

    Mr. Giannini is currently the Director of Investment Banking at Empire Asset Management Company, which he joined in August of 2007 from Griffin Securities, Inc., where he served as Managing Director from 2002-2007. While at Griffin Securities, Mr. Giannini served as investment banker for Lightspace and helped lead the company's successful fund raising efforts including an IPO late last year and a private placement in April of 2007. In addition, he is the President of Jarbridge, Inc. a privately held Intellectual Property licensing company that was founded to pursue a patented system of next generation Internet retailing. Mr. Giannini is the lead inventor of the Company's first awarded patent, co-inventor of its second awarded patent and co-inventor of multiple pending patents.

    "We are very pleased to have both Joe Parkinson and Rob Giannini join our Board of Directors," said Gary Florindo, Chairman & CEO,
Lightspace Corporation. "With their election we are poised for growth and expansion."

    On August 23, 2007, the Registrant adopted the 2007 Stock
Incentive Plan, covering up to 4,000,000 shares of Common Stock, subject to stockholder approval.

    Formed in 2001, Lightspace transforms everyday surfaces into engaging, entertaining and interactive exercise, display, gaming and learning surfaces that are capable of responding to human touch. Lightspace provides illuminated interactive entertainment products to numerous industries including retail stores, family entertainment centers, health clubs, theme parks, fashion shows; nightclubs special events and stage lighting & sound. For more information visit our website at http://www.lightspacecorp.com.

    Safe Harbor Statement

    Certain statements contained in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases, regarding the Company's financial and business prospects. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, those set forth in the Company's Annual Report and filings with the Securities and Exchange Committee. Given these uncertainties, undue reliance should not be placed on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained or incorporation by reference herein to reflect future events or developments.

    CONTACT: Lightspace Corporation
             Public Relations:
             Seanna Daly, 617-868-1700
             Marketing Manager
             pr@lightspacecorp.com
             or
             Investor Relations:
             Gary Florindo, 617-868-1700
             President and CEO
             gflorindo@lightspacecorp.com